Exhibit 10.1

AMENDMENT NO. 2 TO

THE OPTIMIZERX CORPORATION

2021 EQUITY INCENTIVE PLAN

Dated: June 9, 2026

WHEREAS, the Board of Directors (the “Board”) of OptimizeRx Corporation (the “Company”) established the OptimizeRx Corporation 2021 Equity Incentive Plan (the “Plan”); and

WHEREAS, the Board desires to amend the Plan to increase the maximum number of shares of the Company’s common stock, par value $0.001 per share (“Common Stock”) available for grants of Awards thereunder by 1,000,000 shares to 5,450,000 shares, as of the date on which shareholders of the Company approve this amendment; and

WHEREAS, Section 12(c) of the Plan authorizes the Board to amend the Plan, subject to shareholder approval to the extent that such approval is desired or required by applicable law;

NOW, THEREFORE, effective the date hereof, the Plan is hereby amended as follows:

Subject to approval of the Company’s shareholders, Section 3(a) of the Plan is hereby amended and restated in its entirety, to read as follows:

“(a) Plan Maximums. Subject to adjustment as described in Section 3(e) below, the maximum aggregate number of shares of Common Stock that may be issued or transferred under the Plan with respect to Awards shall be 5,450,000 shares of Common Stock. The aggregate number of shares of Common Stock that may be issued or transferred under the Plan pursuant to Incentive Stock Options on and after the Effective Date shall not exceed 5,450,000. Shares issued or the Plan may be authorized but unissued shares of Common Stock or reacquired shares of Common Stock, including shares purchased by the Company on the open market for purposes of the Plan.

IN WITNESS WHEREOF, the undersigned has executed this Amendment as evidence of its adoption by the Board on the date set forth above.

OPTIMIZERX CORPORATION

/s/ Stephen Silvestro
Stephen Silvestro
Chief Executive Officer & Director